UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 7, 2013

Curis, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-30347	04-3505116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Maguire Road, Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 503-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Director Election

On March 7, 2013, the Board of Directors (“Board”) of Curis, Inc. (the “Company”) elected Kenneth J. Pienta, M.D., to serve as a class I director until the 2015 Annual Meeting of Stockholders and thereafter until his successor is duly elected and qualified. Dr. Pienta will receive compensation for his board service as a non-employee director commensurate with the Company’s previously-disclosed director compensation program, including a one-time nonqualified stock option under the 2010 Stock Incentive Plan (the “2010 Plan”) to purchase 25,000 shares of the Company’s Common Stock with an exercise price equal to the closing price of the Company’s Common Stock on the Nasdaq Global Market on the grant date. The option will become exercisable as to 25% of the shares underlying the option on the first anniversary of the grant date and as to an additional 6.25% of the shares underlying the option at the end of each three-month period thereafter, until the option is fully exercisable on the fourth anniversary of the grant date. Exercisability is subject to Dr. Pienta’s continued service on the Board. The option will expire 10 years from the date of grant.

In addition, on March 11, 2013, Dr. Pienta entered into an indemnification agreement (the “Indemnification Agreement”) with the Company. The Indemnification Agreement is substantially identical to the form of indemnification agreement that the Company has entered into with its other directors and provides that Dr. Pienta:

•

shall be indemnified by the Company against all expenses, including attorney’s fees, and, to the extent permitted by law, amounts paid in settlement incurred in connection with any litigation or other legal proceeding, other than an action by or in the right of the Company, brought against him by virtue of his position as a director if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the Company’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and

•

shall be indemnified by the Company against all expenses, including attorneys’ fees, and, to the extent permitted by law, amounts paid in settlement incurred in connection with any action by or in the right of the Company brought against him by virtue of his position as a director of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the Company’s best interests, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses.

Notwithstanding the foregoing, to the extent that Dr. Pienta has been successful, on the merits or otherwise, he is required to be indemnified by the Company against all expenses, including attorneys’ fees, incurred in connection with defending any proceeding to the extent that the Company does not assume the defense of such proceeding. Expenses shall be advanced to Dr. Pienta, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

Indemnification is required to be made unless the Company determines that the applicable standard of conduct required for indemnification has not been met. As a condition precedent to the right of indemnification, Dr. Pienta must give notice to the Company of the action for which indemnity is sought and the Company has the right to participate in such action or assume the defense thereof.

The foregoing description of the Indemnification Agreement is qualified in its entirety by the full text of the form of indemnification agreement by and between the Company and each member of its Board of Directors, which is incorporated herein by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 8, 2011.

Dr. Pienta has served as a member of the Company’s Scientific Advisory Board since September 2006 and as its Chairman since June 2007, pursuant to the terms of a Scientific Advisory Board Agreement effective September 13, 2006, as amended from time to time, by and between Dr. Pienta and the Company (the “SAB Agreement”). Pursuant to the SAB Agreement, Dr. Pienta receives compensation in the amount of $50,000 per year, payable in equal quarterly installments. In addition, pursuant to the terms of a consulting agreement dated June 11, 2011, as amended from time to time, by and between the Company and Dr. Pienta (the “Consulting Agreement”), Dr. Pienta served as a consultant to the Company in the areas of corporate strategy and business development. The Company and Dr. Pienta terminated the Consulting Agreement in connection with his election as a member of the Board of Directors. From January 1, 2012 through the date of this report, pursuant to the SAB Agreement and the Consulting Agreement, Dr. Pienta has received aggregate payments from the Company of $142,258.

The foregoing description of the SAB Agreement is qualified in its entirety by the full text of the SAB Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01. Other Events.

On March 11, 2013, the Company issued a press release announcing the appointment of Dr. Pienta. The full text of the press release issued in connection with this announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

The Exhibits to this Current Report on Form 8-K are listed in the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ Michael P. Gray
Date: March 11, 2013		Michael P. Gray Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Scientific Advisory and Consulting Agreement, between Curis, Inc. and Dr. Kenneth J. Pienta, dated as of September 13, 2006, as amended.

99.1	Press Release issued by Curis, Inc., dated March 11, 2013.